EXHIBIT 21.1

List of Subsidiaries of Carmell Corporation

(registrant)

The following are the subsidiaries of the Registrant, Carmell Corporation, included in the Registrant’s Annual Report on Form 10-for the year ended December 31, 2023. Other subsidiaries are not listed because such subsidiaries are inactive.

Name	State of Incorporation
Carmell Regen Med Corporation (a wholly-owned subsidiary of the registrant)	Delaware
Carmell Cosmetics Corporation (a wholly-owned subsidiary of the registrant)	Delaware
Axolotl Biologix, LLC (a wholly-owned subsidiary of the registrant)	Delaware